UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839

(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive

San Marcos, California 92078

(Address of principal executive offices)

2009 Omnibus Incentive Plan

(Full title of the plan)

Ken Wolf

Chief Financial Officer

Natural Alternatives International, Inc.

1185 Linda Vista Drive

San Marcos, California 92078

(760) 736-7745

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David A. Fisher

K&L Gates LLP

3580 Carmel Mt. Road, Suite 200

San Diego, CA 92130

(858) 509-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [      ] Accelerated filer [      ] Non-accelerated filer (Do not check if a smaller reporting company) [      ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
2009 Omnibus Incentive Plan, Common Stock, $0.01 par value per share	200,000	$5.42	$1,084,000	$139.62

(1)

Includes 200,000 shares issuable pursuant to the grant or exercise of awards under the Natural Alternatives International, Inc. (NAI) 2009 Omnibus Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “1933 Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the 1933 Act, based on the average of the high and low prices of NAI’s common stock reported on the Nasdaq Global Market on May 9, 2014.

EXPLANATORY NOTE

Natural Alternatives International, Inc. (NAI) is filing this registration statement on Form S-8 to register an additional 200,000 shares of NAI’s common stock authorized for issuance under NAI’s 2009 Omnibus Incentive Plan. In accordance with General Instruction E of Form S-8, NAI incorporates by reference into this registration statement on Form S-8 the contents of its registration statement on Form S-8 filed with the United States Securities and Exchange Commission (SEC) on February 4, 2010 (File No. 333-164689), except that certain provisions contained in Part II of such prior registration statement on Form S-8 are modified as set forth in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

NAI incorporates by reference into this registration statement the documents listed below, which NAI has already filed with the SEC:

(a)

NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (which incorporates by reference certain portions of NAI’s Proxy Statement for its Annual Meeting of Stockholders held on December 6, 2013), filed with the SEC on September 19, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b)

NAI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the SEC on November 13, 2013, NAI’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed with the SEC on February 12, 2014, and NAI’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 13, 2014;

(c)	NAI’s Current Reports on Form 8-K, filed with the SEC on December 4, 2013 and December 12, 2013; and

(d)

The description of NAI’s common stock contained in NAI’s registration statement on Form S-1, filed with the SEC on March 31, 1994 (SEC File No. 33-44292), including all amendments or reports filed for the purpose of updating such description.

Any other documents subsequently filed by NAI under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), excluding any information in those documents that is deemed by the rules of the SEC to be furnished but not filed, before the filing of a post-effective amendment that indicates all securities offered herein have been sold or that deregisters all securities covered by this registration statement then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.  Exhibits

The following exhibit index shows those exhibits filed with this registration statement and those incorporated by reference:

EXHIBIT INDEX
Exhibit Number	Description	Incorporated By Reference To

4.1	Amended and Restated Certificate of Incorporation of Natural Alternatives International, Inc. filed with the Delaware Secretary of State on January 14, 2005	Exhibit 3(i) of NAI’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004, filed with the commission on February 14, 2005

4.2	Amended and Restated By-laws of Natural Alternatives International, Inc. dated as of February 9, 2009	Exhibit 3(ii) of NAI’s Current Report on Form 8-K dated February 9, 2009, filed with the commission on February 13, 2009

4.3	Form of NAI’s Common Stock Certificate	Exhibit 4(i) of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the commission on September 8, 2005

5	Opinion of K&L Gates LLP	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of K&L Gates LLP	Filed herewith (included in Exhibit 5)

99.1	2009 Omnibus Incentive Plan as adopted effective October 15, 2009	Exhibit D of NAI’s definitive Proxy Statement filed with the commission on October 16, 2009

Item 9. Undertakings

(a)	NAI hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by NAI pursuant to Section 13 or Section 15(d) of Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        NAI hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of NAI’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of NAI pursuant to the foregoing provisions, or otherwise, NAI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NAI of expenses incurred or paid by a director, officer or controlling person of NAI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NAI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of California, on May 14, 2014.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Mark A. LeDoux

Mark A. LeDoux, Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark A. LeDoux (Mark A. LeDoux)	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	May 14, 2014

/s/ Ken Wolf (Ken Wolf)	Chief Financial Officer (principal financial and principal accounting officer)	May 14, 2014

/s/ Joe E. Davis (Joe E. Davis)	Director	May 14, 2014

/s/ Alan G. Dunn (Alan G. Dunn)	Director	May 14, 2014

/s/ Alan J. Lane (Alan J. Lane)	Director	May 14, 2014

/s/ Lee G. Weldon (Lee G. Weldon)	Director	May 14, 2014